UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2026

Sculptor Diversified Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56566	88-0870670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

9 West 57th Street, 40th Floor New York, NY 10019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 790-0000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2026, Sculptor Diversified Real Estate Income Trust, Inc. (the “Company”), through indirect subsidiaries (collectively, the “Purchaser”), entered into a Purchase and Sale Agreement (the “PSA”) with Marco Hotel LLC and HB Naples Golf Owner LLC (collectively, the “Seller”), pursuant to which the Seller agreed to sell to the Purchaser certain real property and related assets located in Marco Island and Naples, Florida, including the JW Marriott Marco Island Beach Resort and the Hammock Bay and Rookery golf courses (collectively, the “Property”). The Property is comprised of an 809-key beach resort, more than 10 acres of private beachfront land and two 18-hole golf courses. The Seller is not affiliated with the Company.

The Property includes three towers: the Palms Tower (built in 1972 and renovated in 2016), the Islands Tower (built in 1982 and renovated in 2016) and the Lanai Tower (built in 2019). The Company intends to undertake a renovation of the Property, with the majority of capital to be deployed by year two of the Company’s ownership of the Property. The renovations will focus on upgrading the Property’s amenities (including upgrades to the spa, pool and golf courses) and renovating the guest rooms. We believe that the Property is suitable for its intended purpose and is adequately insured.

The aggregate purchase price for the Property is $835 million, payable in cash at closing, subject to customary prorations and closing adjustments. The Company expects to fund the acquisition of the Property with a combination of proceeds from its offering and third-party financing. In connection with the execution of the PSA, the Purchaser delivered an earnest money deposit to an escrow agent, which will be applied to the purchase price at closing and is nonrefundable except as expressly provided in the PSA. The PSA permits the Purchaser to extend the scheduled closing date for up to thirty (30) days upon the terms specified therein, including the delivery of an additional deposit.

The closing of the transaction is currently scheduled to occur on or before May 1, 2026, subject to extension as provided in the PSA and the satisfaction or waiver of customary closing conditions.

The PSA contains customary representations, warranties, covenants and termination provisions for a transaction of this nature.

Item 3.02 Unregistered Sales of Equity Securities.

On March 2, 2026, Sculptor Diversified Real Estate Income Trust, Inc. (the “Company”) issued the following shares based on the respective net asset value per share as of January 31, 2026.

The following table details the shares issued and gross proceeds:

	Number of Shares Issued	Gross Proceeds
Class E Shares(1)	1,736,725	$20,404,608
Class AA Shares(2)	205,146	2,325,300
Total	1,941,871	$22,729,908
_______________________________________
(1) Includes shares issued to (i) an independent director, (ii) an employee and (iii) Sculptor Advisors LLC (17,324 shares at $203,541) as payment for accrued management fees.
(2) Includes sales load fees of $22,800 for Class AA Shares.

On February 12, 2026, the Company, pursuant to their distribution reinvestment plans, issued the following shares based on the respective net asset value per share as of December 31, 2025:

	Number of Shares Issued	Purchase Price
Class E Shares(1)	2,983	$34,989
Class F Shares	140	1,611
Class FF Shares	23,316	263,531
Class AA Shares	25,046	281,246
Class A Shares	985	10,944
Class I-S Shares	310	3,431
Total	52,780	$595,752
_______________________________________
(1) Includes distributions of 112 Class E restricted shares at $1,316 in connection with the restricted stock held by our independent directors under our independent director compensation plan.

The offer, sale, and issuance of these shares were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Regulation D and/or Regulation S thereunder.

Item 7.01. Regulation FD Disclosure.

February 2026 Distributions

On February 28, 2026, the Company declared distributions for each class of its common stock in the amounts per share set forth below:

	Gross Distribution	Distribution Fees	Net Distribution
Class E Shares	$0.0668	$—	$0.0668
Class F Shares	$0.0668	$—	$0.0668
Class FF Shares	$0.0668	$0.0043	$0.0625
Class A Shares	$0.0668	$—	$0.0668
Class AA Shares	$0.0668	$0.0043	$0.0625
Class I-S Shares	$0.0668	$—	$0.0668

The net distributions for each class of common stock (which represents the gross distributions less distribution fees for the applicable class of common stock) are payable to stockholders of record immediately following the close of business on February 28, 2026 and will be paid on or about March 12, 2026. These distributions will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s distribution reinvestment plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Ellen Conti
Name:	Ellen Conti
Title:	Chief Financial Officer

Date:	March 5, 2026